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PRICING SUPPLEMENT NO. 108 DATED                        Filed Pursuant to
JUNE 18, 1998 TO PROSPECTUS DATED                       Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY                  File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997
                           CMS ENERGY CORPORATION

     General Term Notes (servicemark of J.W. Korth & Company), Series D
                 Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.


Aggregate Principal Amount:              $ 486,000.00
Original Issue Date
  (Settlement Date)                      June 23, 1998
Stated Maturity Date:                    June 15, 2001
Issue Price to Public:                   100.00% of Principal Amount
Interest Rate:                           6.125% Per Annum
Interest Payment Dates:                  July 15 and monthly thereafter
                                         Commencing July 15, 1998
Survivor's Option:                       [ X ] Yes     [    ] No
Optional Redemption:                     [    ] Yes    [ X ] No

          Agent                          Principal Amount of Notes
                                           Solicited by Each Agent

Prudential Securities Incorporated       $  46,000.00
First of Michigan Corporation            $       0.00
J. W. Korth & Company                    $ 440,000.00
          Total                          $ 486,000.00

                                          Per Note
                                         Sold by Agents
                                          To Public               Total

Issue Price:                             $   1,000.00         $ 486,000.00
Agent's Discount or Commission:          $       5.00         $    2430.00
Maximum Dealer's Discount or
  Selling Concession:                    $       8.00         $    3888.00
Proceeds to the Company:                 $     987.00         $ 479,682.00


CUSIP Number:   12589QYQ3